UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

   Segall, Mark B.
   c/o Investec Ernst & Company
   One Battery Park Plaza
   New York, NY  10004

2. Date of Event Requiring Statement (Month/Day/Year)

   12/09/99

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   Greg Manning Auctions, Inc. ("GMAI")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned                        |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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*If form is filed by more than one reporting  person,  see Instruction  5(b)(v).                                              (over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC 1473 (7-96)


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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Director stock option   |  (1)    |12/9/09  | Common Stock          |15,000   | $14.25   |   D         |                           |
(right to buy)          |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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Explanation of Responses:

(1) The option is exercisable in four equal installments of 3,750 shares each, the first of which shall become exercisable on December 9, 2000, and the remaining three of which shall become exercisable on December 9 in the year 2001, 2002, and 2003, respectively.

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                /s/ Mark B. Segall
                                                -------------------------------
                                                **Signature of Reporting Person

                                                June 15, 2000
                                                ------------------
                                                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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